For More Information:
Ronald A. Miller
Chief Financial Officer
Phone: 585.786.1102
Email: ramiller@fiiwarsaw.com

Financial Institutions Completes $37.5 Million Capital Addition
As Participant in U.S. Treasury’s Capital Purchase Program

WARSAW, N.Y., December 24, 2008 — Financial Institutions, Inc. (Nasdaq: FISI), the parent company of Five Star Bank, announced today that it has completed its $37.5 million capital addition as a participant in the U.S. Department of Treasury’s Capital Purchase Program (CPP).

On December 23, 2008, Financial Institutions received an investment of $37.5 million from the U.S. Treasury in exchange for 7,503 shares of preferred stock and a warrant to purchase up to 378,175 shares of the Company’s common stock at an exercise price of $14.88.

Peter G. Humphrey, President and Chief Executive Officer of Financial Institutions, said, “We are pleased to announce the closing of this transaction, which has occurred only three weeks from our preliminary approval. This additional capital will allow us to continue our lending to small and medium sized businesses and consumers, which will assist our local market business owners and consumers as our economy recovers.”

A summary of the Capital Purchase Program, including the terms of the preferred stock and warrant issued by the Company, can be found on the Treasury’s website at www.ustreas.gov/initiatives/eesa.

About Financial Institutions, Inc.
With $1.9 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices and more than 70 ATMs in Western and Central New York State, and employs over 650 people. Five Star Investment Services provides brokerage and insurance products and services with the same New York State markets. The Company’s stock is listed on the Nasdaq Global Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Forward-Looking Statements
This press release may contain forward-looking statements as defined by federal securities laws. These forward-looking statements include, but are not limited to, the company’s completion of closing conditions and standard documentation and receipt of additional capital under the TARP program. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include the availability of cash to continue to pay a dividend, the impact of regulatory restrictions, and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.

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